As filed with the Securities and Exchange Commission on October 13, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TEAM, INC.

(Exact name of registrant as specified in its charter)

Texas	74-1765729
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Hermann Drive

Alvin, Texas 77511

(Address of principal executive offices, including zip code)

Team, Inc. 2006 Stock Incentive Plan

(Full title of the plan)

Gregory T. Sangalis

Senior Vice President - Law & Administration

Team, Inc.

200 Hermann Drive

Alvin, Texas 77511

(Name and address of agent for service)

(281) 331-6154

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Maximum Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.30 par value per share	750,000 Shares	$27.38	$20,535,000	$2,198

(1)	Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock which become issuable under the Team, Inc. 2006 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. Specifically, the offering price per share is based on the average of the high and low prices of Team, Inc. Common Stock reported on the American Stock Exchange as of October 6, 2006.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission by Team, Inc. are incorporated by reference and made a part of this registration statement:

•	Annual Report on Form 10-K for the year ended May 31, 2006.

•	Quarterly Report on Form 10-Q for the quarter ended August 31, 2006 .

•	Current Reports on Form 8-K filed August 18, 2006 and October 3, 2006.

•	The description of the common stock contained in the Registration Statement on Form S-2, File No. 33-31663.

All documents we have filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the effective date of this registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered by this prospectus have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Team, Inc. is a Texas corporation. Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation’s best interests or (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with the proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1.

Article VIII of the Registrant’s Second Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), provides that the Registrant shall have the power to indemnify directors, officers, employees and agents pursuant to applicable law.

The Registrant’s Bylaws provide for indemnification of officers and directors of the Registrant and persons serving at the request of the Registrant in such capacities for other business organizations against certain losses, costs, liabilities, and expenses incurred by reason of their positions with the Registrant or such other business organizations. Section 5 of the Bylaws provide that the Registrant’s Bylaws provide that in advance of the final disposition of any proceeding, the Registrant shall pay directors and officers, and may pay officers, employees or agents, the expenses incurred in defending such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it should be determined ultimately that such person is not entitled to be indemnified by the Registrant. The Bylaws also provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or was serving as at the request of the Registrant in such capacities for other business organizations.

It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The above discussions of Article 2.02-1 of the Texas Business Corporation Act and of Registrant’s Second Restated Articles of Incorporation and Bylaw, each as amended, are not intended to be exhaustive and each is respectively qualified in its entity by reference to the applicable statute and Registrant’s Second Restated Articles of Incorporation and Bylaws, each as amended.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of Team. Inc. with the Securities and Exchange Commission, each of the following exhibits is filed with this registration statement:

4.1	Second Restated Articles of Incorporation of the Registrant are incorporated herein by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 1999.

4.2	Bylaws of the Registrant are incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-2, File No. 33-31663.

5.1	Opinion of Locke Liddell & Sapp LLP regarding the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm, KPMG LLP.

23.2	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page to this registration statement).

99.1	Team, Inc. 2006 Stock Incentive Plan.

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Item 9. Undertakings

a.	Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	Incorporation of Subsequent Filings by Reference. The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Form S-8 Filing. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alvin , State of Texas, on the 13th day of October, 2006.

Team, Inc.

By:	/s/ Philip J. Hawk
Philip J. Hawk
Chief Executive Officer and Chairman of the Board

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ted W. Owen and Gregory T. Sangalis as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 13th day of October, 2006.

Signature	Title

/s/ Philip J. Hawk	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Philip J. Hawk

/s/ Vincent D. Foster	Director
Vincent D. Foster

/s/ Jack M. Johnson, Jr.	Director
Jack M. Johnson, Jr.

/s/ Emmett J. Lescroart	Director
Emmett J. Lescroart

/s/ Robert A. Peiser	Director
Robert A. Peiser

/s/ Louis A. Waters	Director
Louis A. Waters

/s/ Sidney B. Williams	Director
Sidney B. Williams

/s/ Ted W. Owen	Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Ted W. Owen

INDEX TO EXHIBITS

4.1	Second Restated Articles of Incorporation of the Registrant are incorporated herein by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 1999.

4.2	Bylaws of the Registrant are incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-2, File No. 33-31663.

5.1	Opinion of Locke Liddell & Sapp LLP regarding the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm, KPMG LLP.

23.2	Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1).

24.2	Powers of Attorney (included on the signature page to this registration statement).

99.1	Team, Inc. 2006 Stock Incentive Plan.